Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-265406, 333-291952) on Form S-3 and (No. 333-272308) on Form S-8 of our reports dated February 11, 2026, with respect to the consolidated financial statements of EastGroup Properties, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Chicago, Illinois
February 11, 2026